                                   EXHIBIT 11
                          MODINE MANUFACTURING COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)

                                                      Three months ended               Nine months ended
                                                   -----------------------           ----------------------
                                                         December 26                       December 26
                                                   -----------------------           ----------------------
                                                       1996        1995                   1996      1995
                                                   -----------------------           ----------------------
Primary
     Weighted average shares outstanding              29,848      29,641                 29,831      29,655

     Share equivalents for period prior to
       exercise (options exercised)                       15          12                     34          26

     Net shares issuable, assuming exercise
       of options using average market price
       and employing the treasury stock method.          539         665                    557         773
                                                    --------    --------               --------    --------

     Average common share and common
       share equivalents                              30,402      30,318                 30,422      30,454
                                                    ========    ========               ========    ========

     Net earnings for the period                    $ 15,402    $ 14,855               $ 47,446    $ 47,574
                                                    ========    ========               ========    ========

     Net earnings per share of common stock            $0.51       $0.49                  $1.56       $1.56
                                                    ========    ========               ========    ========

Fully Diluted
     Weighted average shares outstanding              29,848      29,641                 29,831      29,655

     Share equivalents for period prior to
       exercise (options exercised)                       15          12                     34          26

     Net shares issuable, assuming exercise
       of options using ending market price
       (unless antidilutive) and employing
       the treasury stock method                         571         665                    572         773
                                                    --------    --------               --------    --------

     Average common share and common
       share equivalents                              30,434      30,318                 30,437      30,454
                                                    ========    ========               ========    ========

     Net earnings for the period                    $ 15,402    $ 14,855               $ 47,446    $ 47,574
                                                    ========    ========               ========    ========

     Net earnings per share of common stock            $0.51       $0.49                  $1.56       $1.56
                                                    ========    ========               ========    ========
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